CURO GROUP HOLDINGS CORP.
Restricted Stock Unit Grant Notice
CURO Group Holdings Corp. (the “Company”), pursuant to its 2017 Incentive Plan, as amended from time-to-time (the “Plan”), hereby grants to Participant Restricted Stock Units for the number of shares of the Company’s common stock set forth below. The Restricted Stock Units are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (this “Grant Notice”), the Restricted Stock Unit Agreement (attached as Attachment I) (the “Agreement”) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not defined herein but defined in the Plan or the Agreement will have the same meanings as those used in such documents. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:            %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Date of Grant:            %%OPTION_DATE,'Month DD, YYYY'%-%

Number of Restricted Stock Units:         %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Vesting Schedule:    Provided that the Participant has not experienced a Termination prior to such date, on the day before each of the first, second and third anniversaries of the Date of Grant, a total of one-third of the Restricted Stock Units shall vest.

Issuance Schedule:    Subject to any change due to a capitalization adjustment (as provided in Section 11 of the Plan), one share of Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Restrictive Covenants:     As a condition of the grant of Restricted Stock Units hereunder, the Participant affirms all confidentiality, invention assignment or similar covenants previously made by the Participant in favor of the Company however made and acknowledges that such covenants are independent obligations of the Participant (such covenants, the “Restrictive Covenants”). The Participant acknowledges and agrees that this Grant Notice and the Restrictive Covenants are considered separate agreements, and the Restrictive Covenants will survive the termination of this Grant Notice for any reason.
Additional Terms/Acknowledgements: By electronically accepting this Restricted Stock Unit Award, the Participant acknowledges having received and reviewed in their entirety, and fully understands and agrees to all provisions of this Grant Notice, the Agreement, the Plan and the Restrictive Covenants. Participant acknowledges and agrees that this Grant Notice and the Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Agreement, the Plan and the Restrictive Covenants set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Restricted Stock Units previously granted and delivered to the Participant, (ii) any compensation recoupment policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Restricted Stock Unit Award upon the terms and conditions set forth therein. By accepting this Restricted Stock Unit Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Withholding Tax Election. Withholding Taxes shall be satisfied as provided in Section 10(a) of the Agreement.
This award of Restricted Stock Units is subject to the Participant’s signing this Grant Notice. The Participant shall forfeit the Restricted Stock Units if the Participant does not execute this Grant Notice or otherwise accept the Restricted Stock Units within 60 days of the Date of Grant, unless waived by the Company.

CURO Group Holdings Corp. By: Signature Title: Date:	Participant By: Signature Title:

Attachments: Restricted Stock Unit Agreement

ATTACHMENT I

CURO Group Holdings Corp.

Restricted Stock Unit Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (this “Agreement”), CURO Group Holdings Corp., a Delaware corporation (the “Company”) has granted you Restricted Stock Units (this “Award”) under its 2017 Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Restricted Stock Unit Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Grant of the Award. This Award represents the right to be issued on a future date one share of Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award. This Award was granted in consideration of your services to the Company.
2.Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Vesting will cease upon your Termination. Upon such Termination, the Restricted Stock Units credited to the Account that were not vested on the date of such Termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Stock.
3.Number of Shares. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 11 of the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.
4.Securities Law Compliance. You may not be issued any shares of Stock under your Award unless the shares of Stock underlying the Restricted Stock Units are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Stock must also comply with all other applicable laws and regulations governing the Award, and you shall not receive such Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.Transfer Restrictions. Prior to the time that shares of Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.
a.Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Stock or other consideration hereunder, pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.
b.Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award. In the absence of such a designation, your executor or administrator of your estate will be entitled to receive any Stock or other consideration that vested but was not issued before your death.
6.Date of Issuance.
a.In the event one or more Restricted Stock Units vests, the Company shall issue to you one share of Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above). The issuance date determined by this paragraph is referred to as the “Original Issuance Date.”
b.If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day.
c.The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.Dividends. You shall be entitled to any cash dividends, stock dividends or other distribution declared that you would have received had your Restricted Stock Units been actual shares of Stock on the date of such distribution; provided, however, that the Company will retain custody of all dividends and distributions, if any (“Retained Distributions”)(and such Retained Distributions shall be subject to forfeiture and the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Stock Units) until such time, if ever, as the Restricted Stock Units with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account. Any applicable Retained Distributions shall be delivered to you as soon as practicable following each applicable vesting date.
8.Restrictive Legends. The shares of Stock issued under your Award shall be endorsed with appropriate legends as determined by the Company.
9.Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an Affiliate, or of the Company or an Affiliate to continue your service. In addition, nothing in this Agreement will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director of or consultant for the Company or an Affiliate.
10.Withholding Obligations.
a.On or before the time you receive a distribution of the shares of Stock underlying your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”) measured based on the Fair Market Value of such shares of Stock as of the trading day immediately preceding the day shares of Stock are issued to you pursuant to Section 6. The Company or any Affiliate may, in the discretion of the Company, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) causing you to sell that portion of the shares of Stock to be delivered pursuant to your Award necessary to generate a cash payment sufficient to satisfy the Withholding Taxes, and to remit such cash payment to the Company, or (ii) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Stock are issued to pursuant to Section 6) equal to the amount of such Withholding Taxes. Alternatively, at your option, you may elect in advance to remit a cash payment to the Company equal to the full amount of such Withholding Taxes. Notwithstanding the foregoing, the number of such shares of Stock sold or withheld pursuant to clause (i) or (ii), or the amount of any cash payment tendered to the Company to satisfy such Withholding Taxes, will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using applicable withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, as determined by the Company.
b.Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.
c.In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.Tax Consequences. You agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from your Award or your other compensation.
12.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.
14.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, any compensation recovery policy otherwise required by applicable law and any stock ownership guidelines adopted by the Company from time to time.
15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “open window” periods under, and as otherwise permitted by, the Company’s insider trading policy, in effect from time to time.
16.Effect On Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise provides. The Company reserves its rights to amend or terminate any of the Company’s or any Affiliate’s employee benefit plans.
17.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
18.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible.
19.Miscellaneous.
a.The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
b.You agree upon request to execute any further documents or instruments deemed necessary or desirable by the Company to carry out the purposes or intent of your Award.
c.You acknowledge that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
d.This Agreement is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company.
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This Restricted Stock Unit Award Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.